Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

TEXAS UNITED BANCSHARES, INC.

and

GATEWAY HOLDING COMPANY, INC.

Dated as of May 2, 2005

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(continued)

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(continued)

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(continued)

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(continued)

Exhibit A:	Form of Voting Agreement and Irrevocable Proxy
Exhibit B:	Form of Affiliate Letter
Exhibit C:	Form of Release Agreement

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LIST OF SCHEDULES

Schedule 3.1(d)	Subsidiaries and Affiliates
Schedule 3.2(c)	Stock Options
Schedule 3.2(d)	Commitments to Issue Stock
Schedule 3.2(e)	Voting Trusts and Buy-Sell Agreements
Schedule 3.4	Investments
Schedule 3.6(a)	Real Property
Schedule 3.6(b)	Leases
Schedule 3.9	Litigation
Schedule 3.10(b)	Tax Return Extensions
Schedule 3.10(d)	Income Tax Returns
Schedule 3.10(f)	Tax Allocation Agreements
Schedule 3.10(g)	Net Operating Losses
Schedule 3.10(i)	§ 481(a) Adjustment
Schedule 3.11	Loan Portfolio
Schedule 3.12(a)	Past Due Loans
Schedule 3.12(b)	Watch List
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance Policies
Schedule 3.15	No Conflict
Schedule 3.17	Absence of Certain Changes
Schedule 3.18	Employment Relations
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.20	Deferred Compensation Arrangements
Schedule 3.21(e)	Section 280G
Schedule 3.24	Brokered Deposits
Schedule 3.26	Intellectual Property
Schedule 3.27	Bank Secrecy Act
Schedule 5.2(b)(i)	Loan Commitments
Schedule 5.2(b)(xvi)	Capital Expenditures

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) dated as of May 2, 2005, is by and between Texas United Bancshares, Inc. (“Texas United”), a Texas corporation and financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Gateway Holding Company, Inc. (“Gateway”), a Texas corporation and bank holding company registered under the BHC Act.

WHEREAS, Gateway desires to affiliate with Texas United and Texas United desires to affiliate with Gateway by merging Gateway with and into Texas United, with Texas United as the surviving entity (the “Merger”); and

WHEREAS, Texas United and Gateway believe that the merger of Gateway into Texas United in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

WHEREAS, Texas United and Gateway intend the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and

WHEREAS, the respective Boards of Directors of Texas United and Gateway have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Texas United’s willingness to enter into this Agreement, each of the members of the Board of Directors of Gateway and holders of more than 10% of Gateway Stock (as defined below) has entered into an agreement dated as of the date hereof in the form of Exhibit A attached hereto pursuant to which he or she will vote his or her shares of Gateway Stock in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

INTRODUCTION

This Agreement provides for the Merger of Gateway with and into Texas United with Texas United as the surviving entity, all pursuant to this Agreement. In connection with the Merger, Texas United will acquire all of the issued and outstanding shares of common stock, $1.00 par value, of Gateway (“Gateway Stock”).

I. THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Gateway shall be merged with and into Texas United (which, as the surviving corporation, is hereinafter referred to as “Continuing Company” whenever reference is made to it at or after the Effective Time (as defined in Section 8.2 hereof)) pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act (“TBCA”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Company. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Texas United as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided, the Bylaws of Continuing Company shall be the Bylaws of Texas United as in effect immediately prior to the Effective Time. The established offices and facilities of Gateway immediately prior to the Merger shall become established offices and facilities of Continuing Company. Unless and until changed by the Board of Directors of Continuing Company, the main office of Texas United as of the Effective Time shall become the main office of Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of Gateway and Texas United and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the Gateway and Texas United, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the members of the Board of Directors of Texas United at the Effective Time and each of (i) Joe L. Halpain, a director of Gateway, and (ii) Joseph A. Hargis, Sr., a director of Gateway, shall the Board of Directors of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the officers of Texas United immediately prior to the Effective Time and William Gene Payne, who shall have entered into an employment agreement with Texas United, shall become the officers of Continuing Company.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of Gateway and Texas United shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of Gateway and Texas United. All rights, franchises and interests of Gateway and Texas United, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5 Liabilities of Continuing Company. At the Effective Time, Continuing Company shall be liable for all liabilities of Gateway and Texas United. All debts, liabilities, obligations and contracts of Gateway and of Texas United, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Gateway or Texas United, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Gateway or Texas United shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of each of Gateway and Texas United in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of Gateway and Texas United, respectively. Gateway and Texas United shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Intermediate Holding Company Merger. Texas United and Gateway shall take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries, Texas United Nevada, Inc., a Nevada corporation (“Nevada Company”), and Gateway Delaware Holding Company, Inc., a Delaware corporation (“Gateway Delaware”), to merge (“Intermediate Merger”) immediately following consummation of the Merger, with Nevada Company being the surviving entity pursuant to the provisions of applicable law.

II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Gateway Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3 hereof) shall, subject to the conditions hereinafter stated, be converted into and exchanged for (i) an amount of cash equal to $15.20 (“Per Share Cash Consideration”) and (ii) a number of shares of common stock, par value $1.00 per share, of Texas United (“Texas United Common Stock”), with an aggregate market value equal to $35.48 as provided in Section 2.1(b) hereof (collectively, the “Merger Consideration”). At the Effective Time, all such shares of Gateway Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) The number of shares of Texas United Common Stock into which each share of Gateway Stock will be converted into and exchanged for will equal $35.48 divided by the Average Trading Price of Texas United Common Stock (rounded to the nearest ten thousandth) (the “Exchange Ratio”). The “Average Trading Price” of Texas United Common Stock shall be the average of the closing sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.

(c) Each share of Gateway Stock held in the treasury of Gateway and each share of Gateway Stock owned by any direct or indirect wholly owned Subsidiary (as defined in Section 13.1 hereof) of Gateway immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(d) Notwithstanding anything in this Agreement to the contrary, Texas United will not issue any certificates or scrip representing fractional shares of Texas United Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Texas United shall pay to each former holder of Gateway Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the average of the closing sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) on the fifth trading day immediately prior to the Closing Date by (ii) the fraction of a share of Texas United Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Treatment of Gateway Stock Options.

(a) At any time prior to the Closing Date, each option (“Gateway Stock Option”) to acquire shares of Gateway Stock pursuant to the Gateway 1998 Incentive Stock Option Plan (the “Gateway Stock Option Plan”) may be exercised by the holder in accordance with its terms. At the Effective Time, each Gateway Stock Option which is outstanding and unexercised immediately prior thereto shall, pursuant to the Gateway Stock Option Plan, become vested and shall be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Texas United Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Gateway Stock Option Plan and/or agreements evidencing the grants thereunder):

(i) The number of shares of Texas United Common Stock to be subject to the new option (rounded to the nearest whole share) shall be equal to the number of shares of Gateway Stock subject to the original option multiplied by the Option Exchange Ratio (as defined below); and

(ii) The exercise price per share of Texas United Common Stock under the new option shall be equal to the exercise price per share of Gateway Stock under the original option divided by the Option Exchange Ratio.

(b) The Option Exchange Ratio shall be that number of shares of Texas United Common Stock determined by (i) dividing the Per Share Cash Consideration by the closing price per share of Texas United Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another alternative source chosen by Texas United) on the fifth trading day prior to the Closing Date, and (ii) adding that number to the Exchange Ratio.

(c) The adjustment provided herein with respect to any options which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to Gateway shall be deemed to be references to Texas United.

Section 2.3 Dissenting Shares. Each share of Gateway Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 2.4 Exchange Procedures.

(a) Texas United shall deposit or cause to be deposited in trust with U. S. Stock Transfer Corporation (the “Exchange Agent”) (i) certificates representing shares of Texas United Common Stock and (ii) cash in an aggregate amount estimated to be sufficient to make the appropriate cash payments (A) of the cash portion of Merger Consideration set forth in Section 2.1 of this Agreement, (B) to holders of Dissenting Shares pursuant to Section 2.3 hereof, if any, and (C) to holders of a fraction of a share of Texas United Common Stock pursuant to Section 2.1(d) of this Agreement (such certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) Prior to the Effective Time, subject to Gateway delivering to the Exchange Agent list of Gateway shareholders as of a recent date in form and substance required by the Exchange Agent, Texas United shall use its best efforts to cause the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of Gateway Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Texas United Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued with respect to the shares of Texas United Common Stock or the cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Texas United shall use its commercially reasonable best efforts to cause the Exchange Agent to deliver the Merger Consideration to the shareholders of Gateway as soon as practicable following the Effective Time and the receipt by the Exchange Agent of a list of Gateway shareholders as of the Effective Time in form and substance required by the Exchange Agent.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Texas United Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Texas United Common Stock represented by such Certificate.

(d) Former shareholders of Gateway shall be entitled to vote after the Effective Time at any meeting of Texas United’s shareholders the number of shares of Texas United Common Stock into which their shares are converted, regardless of whether such shareholders of Gateway have surrendered their Certificates in exchange therefor.

(e) After the Effective Time, the stock transfer ledger of Gateway shall be closed and there shall be no transfers on the stock transfer books of Gateway of the shares of Gateway Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Texas United, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Gateway for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.4(b) shall be delivered to Texas United upon demand, and any shareholders of Gateway who have not theretofore complied with the exchange procedures in this Article II shall look to Texas United only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(g) If any certificate representing shares of Texas United Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Texas United) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Texas United Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(h) None of Texas United, Gateway, the Exchange Agent or any other person shall be liable to any former holder of shares of Gateway Stock for any Texas United Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(i) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Texas United or the Exchange Agent, the posting by such person of a bond in such amount as Texas United or the Exchange Agent may direct as indemnity against any claim that may be made against the Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF GATEWAY

Subject to the delivery of certain of the disclosure schedules of Gateway (“Disclosure Schedules”) referred to in this Article III as set forth in Section 13.15 within seven (7) days following the date hereof, Gateway represents and warrants to Texas United as set forth below. Gateway agrees that, at the Closing, it shall provide Texas United with supplemental Disclosure Schedules reflecting any material changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

Section 3.1 Organization and Authority.

(a) Gateway is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Gateway Delaware is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Gateway Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Gateway, Gateway Delaware and Gateway Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by it. Gateway owns all of the capital stock of Gateway Delaware free and clear of any lien, charge, claim or other encumbrance and Gateway Delaware owns all of the capital stock of Gateway Bank free and clear of any lien, charge, claim or other encumbrance.

(b) Gateway Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Deposit Insurance Corporation (“FDIC”) and the OCC. Gateway Bank does not conduct trust activities.

(c) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of Gateway and each Subsidiary, each as amended to date (collectively, “Gateway Constituent Documents”), have been delivered or made available to Texas United.

(d) Except as set forth in Schedule 3.1(d), other than each other, neither Gateway nor Gateway Bank, (i) has any Subsidiaries or Affiliates (as defined in Section 13.1 hereof), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Gateway.

(e) The deposit accounts of Gateway Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Gateway Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of Gateway consists of 5,000,000 shares of Gateway Stock, 739,380 shares of which are issued and outstanding as of the date of this Agreement, and 80,000 shares of which are reserved for issuance upon the exercise of outstanding stock options as of the date of this Agreement. All of the issued and outstanding shares of Gateway Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of Gateway Delaware consists of 2,000 shares of common stock, $1.00 par value, 1,000 shares of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Gateway Bank consists of 4,000,000 shares of common stock, $2.00 par value per share (“Bank Stock”), 1,055,880 shares of which are issued and outstanding as of the date of this Agreement, and 1,500 shares of preferred stock, $1.00 par value per share, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of each of Gateway’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, except with respect to the Bank Stock, as provided in 12 U.S.C. § 55, (ii) free and clear of any liens, claims, security interests and encumbrances of any kind, (iii) have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws and (iv) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(c) Schedule 3.2(c) contains a list of the exercise prices, vesting schedules, expiration dates, holders, weighted exercise price and numbers of shares of Gateway Stock subject to Gateway Stock Options outstanding as of the date hereof. Except as set forth in Schedule 3.2(c), all Gateway Stock Options (i) have been duly authorized, (ii) were granted at a per share price which was not less than the fair market value per share of Gateway Stock at the date of grant and (iii) all Gateway Stock Options intended to qualify as “incentive” stock options under Section 422(b) of the Internal Revenue Code met all the requirements under the Internal Revenue Code for such qualification.

(d) Except for the Gateway Stock Options and except as set forth in Schedule 3.2(d), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Gateway to issue any authorized and unissued Gateway Stock.

(e) Gateway does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than as set forth in Schedule 3.2(e), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Gateway Stock to which Gateway is a party.

Section 3.3 Authority; Approvals.

(a) Gateway has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Gateway and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of Gateway, all actions or proceedings on the part of Gateway necessary to execute and deliver this Agreement (and any related documents) and to consummate the contemplated transactions have been taken, all of which have been duly and validly authorized by its Board of Directors.

(b) This Agreement has been duly executed and delivered by Gateway and is a duly authorized, valid, legally binding agreement of Gateway enforceable against Gateway in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. Gateway has furnished to Texas United a complete list, as of December 31, 2004, of all securities, including municipal bonds, owned by Gateway Bank (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by Gateway (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of Gateway equals 5% or more of the issued and outstanding voting securities of the issuer thereof. Gateway is not a party to, and to the knowledge of Gateway, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) Gateway has furnished or made available to Texas United true and complete copies of Gateway’s (i) audited consolidated financial statements as of December 31, 2004, 2003 and 2002, and for the years then ended, together with the notes thereto, and (ii) unaudited consolidated financial statements as of March 31, 2005 and for the three months then ended. Gateway has also delivered to Texas United a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by Gateway Bank as of and for the years ended December 31, 2004, 2003 and 2002 and as of and for the three months ended March 31, 2005. The audited and unaudited consolidated financial statements and Call Reports referred to in this Section 3.5 are collectively referred to herein as the “Gateway Financial Statements.”

(b) Each of the Gateway Financial Statements fairly presents the financial position and results of operations of Gateway at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except for the Call Reports, which fairly present the financial position of Gateway Bank and the results of operations at the dates and for the periods indicated and are in compliance with regulatory accounting principles.

(c) As of the dates of the Gateway Financial Statements referred to above, neither Gateway nor any Gateway Subsidiary had any material obligations or liabilities, fixed or contingent, which are not fully shown or provided for in the Gateway Financial Statements or otherwise disclosed in this Agreement, the Disclosure Schedules or in any of the documents delivered to Texas United.

Section 3.6 Real Property Owned or Leased.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.6(a) contains a true, correct and complete list of all real property owned or leased by Gateway or any of its Subsidiaries (the “Gateway Real Property”). True and complete copies of all of its deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.6(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Texas United.

(b) Except as set forth in Schedule 3.6(b), no lease with respect to any Gateway Real Property and no deed with respect to any Gateway Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Gateway Real Property. Each of such leases described in Schedule 3.6(b) is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Gateway or any of its Subsidiaries or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with or without notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) To the knowledge of Gateway, none of the buildings and structures located on any Gateway Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Gateway Real Property, except for those violations and encroachments which in the aggregate would not reasonably be expected to cause a Material Adverse Effect on Gateway. No condemnation proceeding is pending or, to Gateway’s knowledge, threatened, which would preclude or materially impair the use of any Gateway Real Property in the manner in which it is currently being used.

(d) Gateway and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Gateway Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of Gateway and its Subsidiaries are adequately maintained and, are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities.

Section 3.7 Personal Property. Gateway and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the “Gateway Personalty”), free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Gateway Personalty. Subject to ordinary wear and tear, the Gateway Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.8 Environmental Laws. To the knowledge of Gateway, Gateway and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder, except for such noncompliance as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Gateway. Neither Gateway nor any of its Subsidiaries has received notice of or has knowledge of any violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against any of them under any Environmental Laws. During the term of ownership by Gateway or any of its Subsidiaries no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Gateway or its Subsidiaries, or owned, operated or leased by Gateway or its Subsidiaries within the ten years preceding the date of this Agreement has, been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of Gateway or any of its Subsidiaries, (i) no asbestos was used in the construction of any portion of Gateway’s or any Subsidiary’s facilities; and (ii) no real property currently owned by Gateway or any Subsidiary is, or has been a heavy industrial site or landfill. There are no underground storage tanks at any of the properties currently owned, operated or leased by Gateway or any of its Subsidiaries or, to the knowledge of Gateway, at any of the properties acquired by foreclosure or deeded in lieu thereof, and no underground storage tanks have been closed or removed from any properties owned or operated by Gateway or any of its Subsidiaries, or to the knowledge of Gateway, at any of the properties acquired by foreclosure or deeded in lieu thereof.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the protection of human health or safety, the environment, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, handling, or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) greater than 500 mg/l, and radon gas in levels above 4 picocures/liter; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic as of the date hereof by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials.

Section 3.9 Litigation and Other Proceedings. Except as set forth in Schedule 3.9, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Gateway, threatened before any court or administrative body in any manner against Gateway or its Subsidiaries, or any of their respective properties or capital stock. Gateway will promptly notify Texas United in writing of any such proceedings, threatened or instigated against Gateway or any of its Subsidiaries subsequent to the date of this Agreement. To Gateway’s knowledge, there is no basis on which any litigation or proceeding could be brought which is reasonably likely to have a Material Adverse Effect on Gateway or which would reasonably be likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Gateway nor its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.10 Taxes and Tax Returns.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation (“Reg.”) § 1.1502-13.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that Gateway or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Gateway and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated,

combined or unitary group of which either Gateway or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes owed by Gateway or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either Gateway or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid with respect to periods or any portion of a period ending on or before the Closing Date. Except as set forth in Schedule 3.10(b), neither Gateway nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Gateway or any Subsidiary does not file Tax Returns that Gateway or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Gateway or any Subsidiary to pay any Tax.

(c) Gateway and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) No director or officer (or employee responsible for Tax matters) of either of Gateway or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Gateway or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of Gateway or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.10(d) lists all federal, state, local and foreign income Tax Returns filed with respect to Gateway or any Subsidiary for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Gateway has delivered to the Texas United correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 2000.

(e) Gateway has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Gateway has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Gateway has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Except as set forth in Schedule 3.10(f), neither Gateway nor any of its Subsidiaries is (i) a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has any Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Schedule 3.10(g) sets forth the following information with respect to Gateway and its Subsidiaries as of December 31, 2004 (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated hereby): (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Gateway Bank; and (ii) the amount of any deferred gain or loss allocable to Gateway and its Subsidiaries arising out of any Deferred Intercompany Transaction.

(h) The unpaid Taxes of Gateway and its Subsidiaries (i) did not, as of December 31, 2004, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Gateway Financial Statements (rather than in any notes thereto) and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Gateway in filing its Tax Returns.

(i) Except as set forth in Schedule 3.10(i), neither Gateway nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

Section 3.11 Loan Portfolio. With respect to Gateway Bank’s loan portfolio, except as set forth in Schedule 3.11, (i) all evidences of indebtedness in original principal amount in excess of $25,000 reflected as assets in the Gateway Financial Statements as of December 31, 2004, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the Gateway Financial Statements as of December 31, 2004, was, and the allowance for loan losses to be shown on any consolidated financial statements of Gateway or any Call Reports of Gateway Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Gateway, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Gateway and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.12 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.12(a), as of March 31, 2005, neither Gateway nor Gateway Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Gateway or Gateway Bank or any regulatory agency with supervisory jurisdiction over Gateway or Gateway Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of

Gateway or any of its Subsidiaries, or any 10% or greater shareholder of Gateway, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Gateway or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Gateway or its Subsidiaries and which violation could have a Material Adverse Effect on Gateway.

(b) Schedule 3.12(b) contains the “watch list of loans” of Gateway Bank (“Watch List”) as of March 31, 2005. Except as set forth in Schedule 3.12(b), to the knowledge of Gateway, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Gateway’s past practices and prudent banking principles.

Section 3.13 Contracts and Commitments.

(a) Except as set forth in Schedule 3.13, neither Gateway nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contract, severance arrangement, change-in-control agreement or parachute (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement, other than any profit-sharing, pension or retirement plan disclosed in Schedule 3.19(a);

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred (100) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of Gateway or any Subsidiary imposed by any bank regulatory authority having supervisory jurisdiction over Gateway or any Subsidiary;

(viii) agreement, contract or indenture related to the borrowing by Gateway or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of Gateway or any Subsidiary or holder of more than ten percent (10%) of the issued and outstanding Gateway Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

(xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, the Disclosure Schedules or in any document delivered or referred to or described in writing by Gateway to Texas United.

(b) Gateway and its Subsidiaries have in all material respects performed all material obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could reasonably be expected to result in default under any material indenture, mortgage, contract, lease or other agreement to which Gateway or any of its Subsidiaries is a party or by which Gateway or any of its Subsidiaries is bound or under any provision of the Gateway Constituent Documents.

Section 3.14 Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either Gateway or any of its Subsidiaries (other than credit life policies), including the insurer, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by Gateway or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which Gateway or any of its Subsidiaries is a party; (iii) are adequate for the business conducted by Gateway and any of its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Gateway nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Neither Gateway nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement by Gateway, and the consummation or performance by Gateway and any of its Subsidiaries of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Gateway Constituent Documents or (ii) assuming approvals and consents and the consents of third parties set forth in Schedule 3.15 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Gateway or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Gateway or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Gateway or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Gateway or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (ii) such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Gateway.

Section 3.16 Laws and Regulatory Filings. Gateway and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Gateway and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Gateway and its Subsidiaries in connection with the execution, delivery and performance by Gateway of this Agreement and the transactions contemplated hereby. Gateway and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC or any other regulatory authority having supervisory jurisdiction over Gateway and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are true and correct in all material respects.

Section 3.17 Absence of Certain Changes. Since December 31, 2004, (i) Gateway and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Gateway.

Section 3.18 Employment Relations. The relations of Gateway and any of its Subsidiaries with their employees are generally satisfactory. Neither Gateway nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of Gateway and any of its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes, and, except as set forth in Schedule 3.18, no person has asserted that Gateway or any of its Subsidiaries is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Gateway or any of its Subsidiaries that are sponsored or maintained by Gateway or any of its subsidiaries or to which Gateway or any of its Subsidiaries contributes or is obligated to contribute on behalf of employees or former employees of Gateway, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the knowledge of Gateway or any of its subsidiaries, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of Gateway Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to Gateway Employee Plans which is likely to result in the imposition of any penalties or taxes upon Gateway or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(b) Neither Gateway nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and Gateway is not aware of any event or circumstance that would disqualify any such Company Employee Plan. Gateway has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) No employee benefit plans of Gateway or its ERISA Affiliates (as defined below) (the “Gateway Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of Gateway or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Gateway, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) There does not now exist, nor, to the knowledge of Gateway or any of its Subsidiaries, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Gateway now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

(e) Except as set forth in Schedule 3.21(e), there is no contract, agreement, plan or arrangement covering any employee or former employee of Gateway or any of its Affiliates that, individually or in the aggregate, could give rise to the payment by Gateway or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither Gateway nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of Gateway or any of its Subsidiaries.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.20 Deferred Compensation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation arrangements of Gateway, if any, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of any unfunded liabilities of such plans.

Section 3.21 Brokers and Finders. Neither Gateway nor any of its Subsidiaries nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 3.22 Accounting Controls. Gateway has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Gateway; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Gateway or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) control of the material properties and assets of Gateway is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Gateway; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.23 Derivative Contracts. Gateway is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Gateway Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits. Except as set forth in Schedule 3.24, to the knowledge of Gateway or Gateway Bank, none of the deposits of Gateway Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.25 Community Reinvestment Act. Gateway Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) and all regulations promulgated thereunder (“CRA”). Gateway Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.26 Intellectual Property Rights. Schedule 3.26 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Gateway or any of its Subsidiaries or used under license by them in the conduct of their business (the “Intellectual Property”). Gateway or its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 3.26, to the knowledge of Gateway, neither Gateway nor any of its Subsidiaries is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Gateway or its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

To Gateway’s knowledge, neither Gateway nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of Gateway or its Subsidiaries or the Continuing Company to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.27 Bank Secrecy Act; USA Patriot Act. Except as set forth in Schedule 3.27, Gateway and Gateway Bank have neither had nor suspected any incidents of employee fraud or defalcation during the last two years. Gateway and Gateway Bank are in compliance with the Bank Secrecy Act and all regulations promulgated thereunder and have timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports. In addition, Gateway and Gateway Bank are in compliance with the USA Patriot Act, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, all applicable Financial Crimes Enforcement Network (FinCEN) requirements.

Section 3.28 Shareholders’ List. Gateway has provided or made available to Texas United as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of Gateway Stock containing for such shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing and as of the Effective Time.

Section 3.29 Gateway Information. The information regarding Gateway and its Subsidiaries to be supplied by Gateway for inclusion in the Registration Statement (as defined in Section 6.2 hereof), any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF TEXAS UNITED

Texas United represents and warrants to Gateway as set forth below.

Section 4.1 Organization.

(a) Texas United is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. Texas United owns 100% of the issued and outstanding shares of common stock, $1.00 par value (“Nevada Stock”), of Nevada Company. Nevada Company, a Nevada corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Nevada. Nevada Company owns 100% of the issued and outstanding shares of common stock, $5.00 par value, of State Bank (“State Bank Stock”) and 100% of the issued and outstanding shares of common stock, $5.00 par value, of GNB Bank (“GNB Stock”). State Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. GNB Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(b) Texas United, Nevada Company and State Bank each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Texas United.

(c) State Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Texas Department of Banking (“TDB”), and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

(d) GNB Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OCC, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Texas United consists of 20,000,000 shares of Texas United Common Stock, 7,811,217 shares of which are issued and 7,805,122 shares of which are outstanding as of the date of this Agreement and 500,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. All of the issued and outstanding shares of Texas United Common Stock, Nevada Stock, State Bank Stock and GNB Stock are validly issued, fully paid and nonassessable (except with respect to the GNB Stock, as set forth in 12 U.S.C. § 55), and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Nevada Company Stock, the State Bank Stock or the GNB Stock, or to Texas United’s knowledge, the Texas United Common Stock.

(b) At the Effective Time, the shares of Texas United Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights and/or any federal or state securities laws.

Section 4.3 Approvals; Authority.

(a) Texas United has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Texas United and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of Texas United, all actions or corporate proceedings on the part of Texas United or any of its Subsidiaries are necessary to execute and deliver this Agreement (and any related documents) and to consummate the transaction contemplated hereby, all of which have been duly and validly authorized by Texas United’s Board of Directors.

(b) This Agreement has been duly executed and delivered by Texas United and is a duly authorized, valid, legally binding agreement of Texas United enforceable against Texas United in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of Texas United or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained,

(A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Texas United or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Texas United to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Texas United under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Texas United or State Bank is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Texas United.

Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Texas United, threatened before any court or administrative body in any manner against Texas United or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Texas United. To Texas United’s knowledge, there is no reasonable basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on Texas United or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Texas United is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements.

(a) Texas United has furnished or made available to Gateway true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2004 (“Annual Report”), as filed with the SEC, which contains Texas United’s audited balance sheet as of December 31, 2004 and 2003, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2004, 2003 and 2002. The financial statements referred to above included in the Annual Report are collectively referred to herein as the “Texas United Financial Statements.”

(b) The Texas United Financial Statements fairly present the financial position and results of operation of Texas United at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Texas United Financial Statements referred to above, Texas United did not have any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Texas United Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Gateway.

Section 4.7 Absence of Certain Changes. Since December 31, 2004, (i) Texas United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Texas United.

Section 4.8 Securities and Exchange Commission Reporting Obligations. Since December 31, 2002, Texas United has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9 Texas United Employee Benefit Plans. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the “Texas United Plans”) in effect at Texas United and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Texas United Plans nor any of their respective related trusts have been terminated (except the termination of any Texas United Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Texas United), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Texas United Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Texas United Plans are the only employee pension benefit plans covering employees of Texas United and its Subsidiaries. Texas United and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Texas United Plans, and as of the date hereof the actuarial present value of Texas United Plan assets of each Texas United Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

Section 4.10 Regulatory Approvals. Texas United has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

Section 4.11 Laws and Regulatory Filings. Texas United and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Texas United and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, the OCC or any other regulatory authority having supervisory jurisdiction over Texas United and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Texas United and its Subsidiaries, true and correct in all material respects.

V. COVENANTS OF GATEWAY

Gateway covenants and agrees with Texas United as follows:

Section 5.1 Shareholder Approval and Reasonable Best Efforts.

(a) Gateway will, as promptly as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable, including, without limitation, for the purpose of obtaining approval of the shareholders of Gateway of the contingent payment with respect to 30,000 shares of phantom stock issued pursuant to the Gateway Phantom Stock Plan. The Board of Directors of Gateway will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, and Gateway will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by the Gateway shareholders, Gateway shall, subject to Section 5.6, take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Texas United reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of Gateway Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Gateway shall and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Texas United of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over Gateway or any of its Subsidiaries, (c) the institution or threat of any litigation against Gateway or (d) any event or condition that would cause any of the representations or warranties of Gateway contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Gateway; and

(iv) except as required by law or regulation, take no action which, to the knowledge of Gateway or any of its Subsidiaries, would adversely affect or delay the ability of Texas United or its Subsidiaries to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (1) as required by law or regulation, (2) as expressly contemplated or permitted by this Agreement or (3) to the extent Texas United consents in writing (which consent shall not be unreasonably withheld or delayed), Gateway shall not, and shall not permit any of its Subsidiaries, to:

(i) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, except that Gateway may issue shares of Gateway Stock upon the exercise of outstanding Gateway Stock Options as listed in Section 3.2 hereof;

(ii) grant any stock appreciation rights or other form of incentive compensation;

(iii) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Texas United with respect to basic policies relating to branching, site location and relocation;

(iv) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

(v) grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Gateway or any of its Subsidiaries, either individually or as part of a class of similarly situated persons, except that, subject to approval of the Gateway shareholders, Gateway may make the payment with respect to 30,000 shares of phantom stock issued pursuant to the Gateway Phantom Stock Plan referred to in Section 5.1 hereof;

(vi) make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses other than in accordance with past practice, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(vii) declare, pay or set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of the Gateway Stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of Gateway Stock, other than the payment of dividends from Gateway Bank to Gateway;

(viii) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein, other than in the ordinary course of business consistent with past practices;

(ix) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Gateway’s past practices and prudent banking practices;

(x) establish any new Subsidiary or Affiliate;

(xi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xiii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Texas United of a Phase I environmental review thereof;

(xiv) amend or change any provision of Gateway’s Constituent Documents;

(xv) excluding deposits, incur or modify any indebtedness for borrowed money with maturities in excess of ninety (90) days;

(xvi) make any capital expenditures which would exceed an aggregate of $100,000, except pursuant to commitments made prior to the date of this Agreement or as set forth in Schedule 5.2(b)(xvi);

(xvii) prepay any indebtedness or other similar arrangements so as to cause Gateway to incur any prepayment penalty thereunder;

(xviii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xix) settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of Gateway or any of its Subsidiaries; or

(xx) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of December 31, 2004, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, including, without limitation, banking laws and regulations and antitrust laws and regulations, Gateway shall, and shall cause each of its Subsidiaries to, (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Texas United full access upon reasonable notice to Gateway’s properties, books and records and other documents and data in order that Texas United may have opportunity to make such reasonable investigation as it shall desire to make of the affairs of Gateway, and (ii) furnish Texas United with such additional financial and operating data and other information as to its business and properties as Texas United shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Gateway will deliver or make available to Texas United all unaudited quarterly financial statements prepared for the internal use of management of Gateway and all Call Reports filed by Gateway Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Texas United will return to Gateway all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings. To the extent permitted by applicable law, Gateway will furnish Texas United with all information concerning Gateway and its Subsidiaries required for inclusion in (i) any application, statement or document to be made or filed by Texas United or Gateway with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including a Registration Statement on Form S-4, and any applicable state securities authorities. Gateway represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Gateway agrees at any time, upon the request of Texas United, to furnish to Texas United a written letter or statement confirming the accuracy of the information with respect to Gateway contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Gateway contained in such document or draft was furnished by Gateway expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Gateway expressly for use therein.

Section 5.5 Attendance at Certain Gateway Meetings. In order to facilitate the continuing interaction of Texas United with Gateway, and in order to keep Texas United fully advised of all ongoing activities of Gateway, subject to the limitation in this Section 5.5, Gateway agrees and shall cause its Subsidiaries to agree to allow Texas United to designate two representatives (who shall be officers of State Bank or GNB Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Gateway and each of its Subsidiaries (including, but not limited to, meetings of the officers’ loan committee of Gateway Bank). Such representatives shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which Gateway or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to Gateway, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by Texas United’s confidentiality obligations. No attendance by representatives of Texas United at board or committee meetings under this Section 5.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Gateway made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Texas United’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.6 Standstill Provision. So long as this Agreement is in effect, neither Gateway nor any of its Subsidiaries shall, and Gateway agrees to use its best efforts to cause its and each of its Subsidiaries’ directors, officers, employees, agents and representatives not to, entertain, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of Gateway; except where the Board of Directors of Gateway determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of Gateway’s Board of Directors to its shareholders. Gateway agrees to notify Texas United of any such unsolicited acquisition proposal, within one business day of its receipt, and provide reasonable detail as to the identify of the proposed acquirer and the nature of the proposed transaction.

Section 5.7 Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, Gateway shall deliver to Texas United, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of Gateway with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Texas United identifies (by written notice to Gateway within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of Gateway within the meaning of Rule 144. Gateway shall use its commercially reasonable best efforts to cause each person identified as an “affiliate” to deliver, to Texas United, not later than the thirtieth (30th) day following the date of execution of this Agreement, a letter dated as of the date of delivery thereof in substantially the form of Exhibit B attached hereto.

Section 5.8 Conforming Accounting Adjustments. Gateway shall, if requested by Texas United, consistent with GAAP, immediately prior to Closing, make such accounting entries as Texas United may reasonably request in order to conform the accounting records of Gateway to the accounting policies and practices of Texas United. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Gateway (i) of any adverse circumstances for purposes of determining whether the conditions to Texas United’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Texas United’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Texas United Common Stock issuable hereunder. No adjustment required by Texas United shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to Gateway.

Section 5.9 Ongoing Insurance Coverage. Gateway Bank will use its best efforts to provide, for a period of not less than three (3) years after the Effective Time, (i) Past Acts Insurance under its current directors and officers insurance policy (or comparable coverage), (ii) Employment Practices Liability coverage providing prior acts insurance and (iii) Past Acts coverage under its current Bankers Blanket Bond (or comparable coverage) for each of the directors and officers of Gateway and Gateway Bank currently covered under comparable policies held by Gateway or Gateway Bank.

Section 5.10 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.6(a), Gateway will use its best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Gateway and Gateway Bank to Texas United and to permit the use and operation of the leased premises of Gateway or its Subsidiaries by Texas United.

Section 5.11 Releases. Gateway shall use its best efforts to have each of the directors and officers (with a title of executive vice president or above as of the date hereof) of Gateway and Gateway Bank deliver to Texas United an instrument in the form of Exhibit C attached hereto dated as of the Closing Date releasing Gateway and Texas United and their respective Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

Section 5.12 Employment Agreement. Gateway shall use its best efforts to cause William Gene Payne to enter into an employment agreement with Texas United and/or GNB Bank to be effective as of the Effective Time in form and substance satisfactory to Texas United. The employment agreement shall (i) be for a term of two (2) years, (ii) include a non-competition agreement of Mr. Payne for a two (2) year period following the termination of his employment with Texas United and/or GNB Bank and (iii) provide for the grant of options to acquire 15,000 shares of Texas United Common Stock on the effective date of the employment agreement.

Section 5.13 Appointment of Directors. Gateway agrees that prior to the Effective Time, it will take, or cause to be taken, all actions necessary to (i) increase by three (3) the number of positions on the Gateway Bank Board of Directors and (ii) cause each of L. Don Stricklin, Ervan Zouzalik and Riley C. Peveto to be elected or appointed as a director of Gateway Bank at the Effective Time, if each is still a member of the Texas United Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of Gateway Bank.

Section 5.14 Notification of Loans. Gateway shall, and shall cause Gateway Bank to, report to Texas United in writing all new loans over $500,000 and modifications of loans within two (2) business days following the approval of the loan by the appropriate officer and/or committee.

VI. COVENANTS OF TEXAS UNITED

Texas United covenants and agrees with Gateway as follows by this Agreement:

Section 6.1 Shareholder Approval and Reasonable Best Efforts.

(a) Texas United will, as promptly as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Texas United will recommend to its shareholders the approval of this Agreement, the issuance of the shares of Texas United Common Stock and the transactions contemplated hereby and Texas United will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) As promptly as practicable after the date hereof, but in no event later than seventy-five (75) days after the date of this Agreement, Texas United will prepare and file all necessary applications with the Federal Reserve and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement. Texas United shall take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2 Registration Statement. No later than seventy-five (75) days after the date of this Agreement, Texas United shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Texas United Common Stock to be delivered to the shareholders of Gateway pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and at the time of mailing thereof to Gateway’s shareholders, at the time of each of the Gateway shareholders’ meeting held to approve this Agreement and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this paragraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Gateway for use in the Registration Statement or the Prospectus.

Section 6.3 Nasdaq Listing. Texas United will file all documents required to be filed to have the shares of the Texas United Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

Section 6.4 Issuance of Texas United Common Stock. The shares of Texas United Common Stock to be issued by Texas United to the shareholders of Gateway pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duty authorized, validly issued, fully paid and nonassessable. The shares of Texas United Common Stock to be delivered to the shareholders of Gateway pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Texas United or any other person, firm or entity.

Section 6.5 Assumption of Gateway Stock Options.

(a) At the Effective Time, each outstanding and unexercised Gateway Stock Option shall be converted into options to acquire shares of Texas United Common Stock and shall be assumed by Texas United as provided in Section 2.2 hereof.

(b) Texas United shall take all corporate action necessary to reserve for issuance at all times after the Effective Time a sufficient number of shares of Texas United Common Stock for delivery upon exercise of Gateway Stock Options assumed by Texas United in accordance with Section 2.2. As soon as practicable following the Effective Time, Texas United shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Texas United Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Texas United shall administer the Gateway Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

Section 6.6 Attendance at Certain Texas United Meetings. In order to facilitate the continuing interaction of Texas United with Gateway, and in order to keep Gateway fully advised of all ongoing activities of Texas United, subject to the limitation in this Section 6.6, Texas United agrees and shall cause State Bank and GNB Bank to agree to allow Gateway to designate two representatives (who shall be officers or directors of Gateway or Gateway Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Texas United, State Bank and GNB Bank; provided, however, that such representatives shall be subject to the Texas United Inside Information and Insider Trading Policy from the date hereof through the Effective Time. Such representative shall have no right to vote and may be excluded from sessions of the board of directors and committees during which there is being discussed (a) matters involving this Agreement, (b) information or material which Texas United or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (c) pending or threatened litigation or investigations if, in the opinion of counsel to Texas United, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by Gateway’s confidentiality obligations. No attendance by representatives of Gateway at board or committee meetings under this Section 6.6 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Texas United made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Gateway’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 6.7 Access to Properties and Records. To the extent permitted by applicable laws and any applicable contractual obligations, Texas United will (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Gateway full access upon reasonable notice to the properties, books and records of Texas United and GNB Bank in order that Gateway may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Texas United, and (ii) furnish Gateway with such additional financial and operational data and other information as to the business and properties of Texas United as Gateway shall, from time to time, reasonably request. As soon as practicable after they become available, Texas United will deliver or make available to Gateway all unaudited quarterly financial statements prepared for the internal use of management of Texas United and all Call Reports filed by GNB Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Gateway will return to Texas United all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 6.8 Appointment of Directors.

(a) Texas United agrees, at or prior to the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the Texas United Board of Directors (ii) cause each of Joe L. Halpain and Joseph A. Hargis, Sr. to be elected or appointed as a director of Texas United at the Effective Time, if he is still a member of the Gateway Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as a director of Texas United and (iii) cause Gene Payne to be appointed as an advisory director of Texas United at the Effective Time, if he is still a member of the Gateway Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as an advisory director of Texas United.

(b) Texas United agrees, at or prior to the Effective Time, to take, or cause to be taken, all actions necessary to (i) increase by one (1) the number of positions on the GNB Bank Board of Directors and (ii) cause Gene Payne to be elected or appointed as a director of GNB Bank at the Effective Time, if he is still a member of the Gateway Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as a director of GNB Bank.

Section 6.9 Participation in Subsequent Transactions. From the date hereof through the Effective Time or the earlier termination of this Agreement, Texas United shall not enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of Texas United, State Bank or GNB Bank or any of their respective material assets by any unaffiliated third party through any type of corporate reorganization, stock acquisition or exchange, asset purchase or other similar transaction (a “Texas United Transaction”), unless such Texas United Transaction expressly provides (i) for the acquisition of Gateway by Texas United or a successor entity on the same terms and conditions as provided for in this Agreement and (ii) that if such Texas United Transaction is completed before the Effective Time, the shareholders of Gateway will be entitled to receive consideration in such transaction as if their shares of Gateway Stock had been converted into Texas United Common Stock at the effective time of such transaction.

VII. MUTUAL COVENANTS OF GATEWAY AND TEXAS UNITED

Section 7.1 Notification; Updated Disclosure Schedules. Gateway shall give prompt notice to Texas United, and Texas United shall give prompt notice to the Gateway, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.2 Confidentiality. Neither Texas United nor Gateway will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3 Publicity. Except as otherwise required by applicable law, the rules of the Nasdaq or in connection with the regulatory approval process, as long as this Agreement is in effect, neither Texas United nor Gateway shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, announcements or other public statements.

VIII. CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas United or Gateway, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Texas United and Gateway, to the consummation of the transactions contemplated herein, or such prior date as each of Texas United and Gateway shall elect whether or not such proceeding has been brought to a conclusion;

A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Texas United and Gateway shall, in accordance with Section 5.04 of the TCBA, file Articles of Merger with the Secretary of State of Texas regarding the Merger. The Merger shall become effective, and the effective time of the Merger (“Effective Time”) shall occur at the date and time specified in the articles of merger to be filed with the Secretary of State of the State of Texas.

IX. TERMINATION

Section 9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) This Agreement may be terminated by action of the Board of Directors of Texas United or Gateway at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and eightieth (180th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Texas United and Gateway; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated by Texas United or Gateway if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a material breach by Texas United or Gateway, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to the breaching party or parties of such breach; or (ii) a material breach by Texas United or Gateway, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to the breaching party or parties of such breach.

(c) This Agreement may be terminated by either Texas United or Gateway if the approval of the shareholders of Gateway or Texas United, as the case may be, contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the meeting of shareholders of Gateway or Texas United, as the case may be, at which such shareholders consider the approval of the Agreement.

(d) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Texas United and Gateway and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Gateway if prior to the Effective Time, Gateway shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and the Gateway Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Texas United if the Gateway Board of Directors shall have (i) resolved to accept an Acquisition Proposal, (ii) recommended to the shareholders of Gateway that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Texas United, its recommendation or approval of this Agreement or the Merger or recommended to the Gateway shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Texas United or Gateway as provided under Section 9.1 hereof or abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers, agents, representatives or shareholders, except that the provisions of this Section 9.2, Section 7.2 and Section 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party of any liability for a breach of this Agreement; provided that notwithstanding any provision in this Agreement to the contrary, the sole remedy available to a party for any unknowing misrepresentation or breach of warranty by the other party which is discovered by the non-breaching party prior to the Closing Date shall be the termination of this Agreement.

Section 9.3 Gateway Termination Fee. To compensate Texas United for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Texas United, Gateway and Texas United agree as follows:

(a) Provided that Texas United shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Gateway specifying in reasonable detail the basis of such alleged breach), Gateway shall pay to Texas United the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by Gateway under the provisions of Section 9.1(e), (ii) by either Texas United or Gateway under the provisions of Section 9.1(c), if at the time of any failure by the shareholders of Gateway to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to Gateway and, within twelve months of the termination of this Agreement, Gateway enters into a definitive agreement with any third party with respect to any Acquisition Proposal or (iii) by Texas United under the provisions of Section 9.1(f).

(b) Any payment required by paragraph (a) of this Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement.

(c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Gateway Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving Gateway or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, Gateway or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Gateway or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Gateway determines in its good faith judgment to be more favorable to Gateway’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Gateway’s independent financial advisor that the value of the consideration to Gateway’s shareholders provided for in such proposal exceeds the value of the consideration to Gateway’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Gateway (taking into account, in good faith, the written advice of Gateway’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF TEXAS UNITED

The obligations of Texas United under this Agreement are subject to the satisfaction, at or prior to the Closing Date of all of the following conditions, which may be waived by Texas United in its sole discretion:

Section 10.1 Compliance with Representations and Warranties.

(a) Each of the representations and warranties made by Gateway in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of Gateway by the chief executive officer of Gateway to that effect.

(b) Each of the representations and warranties made by Gateway in Article III which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of Gateway by the chief executive officer of Gateway to that effect.

Section 10.2 Performance of Obligations. Gateway shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Texas United shall have received a certificate signed on behalf of Gateway by the by the chief executive officer of Gateway to that effect.

Section 10.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Gateway or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Gateway.

Section 10.4 Termination of Gateway Employment Agreement. The employment agreement among Gateway, Gateway Bank and William Gene Payne (“Employment Agreement”) shall be terminated and Gateway shall, subject to approval by the shareholders of Gateway, pay to Gene Payne a lump sum payment with respect to the 30,000 shares of phantom stock granted in such Employment Agreement pursuant to the Gateway Phantom Stock Plan. Further, Texas United and/or GNB Bank shall have entered into a new employment agreement with Mr. Payne as set forth in Section 5.12 hereof and Gene Payne shall have executed a termination and release agreement with respect to the Employment Agreement.

Section 10.5 Releases. Each of the directors of the Gateway and Gateway Bank shall deliver to Texas United an instrument in the form of Exhibit C attached hereto dated as of the Closing Date releasing Gateway and its Subsidiaries and Texas United and its Subsidiaries from any and all claims of such directors (except as described in such instrument).

Section 10.6 Conversion and Cancellation of Gateway Stock Options. Each of the holders of outstanding Gateway Stock Options outstanding prior to the Closing Date shall have executed and delivered to Texas United an acknowledgment stating that such holder’s Gateway Stock Option shall be converted, in accordance with its terms, into an option to purchase a number of shares of Texas United Common Stock equal to the number of shares of Gateway Stock subject to the original option multiplied by the Option Exchange Ratio, at an exercise price per share equal to the exercise price per share of the original option divided by the Option Exchange Ratio, consistent with the provisions of Section 2.2 hereof.

XI. CONDITIONS TO OBLIGATIONS OF GATEWAY

The obligations of Gateway under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Gateway in its sole discretion:

Section 11.1 Compliance with Representations and Warranties.

(a) Each of the representations and warranties made by Texas United in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Gateway shall have received a certificate signed on behalf of Texas United by the chief executive officer of Texas United to that effect.

(b) Each of the representations and warranties made by Texas United in Article IV which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Gateway shall have received a certificate signed on behalf of Texas United by the chief executive officer of Texas United to that effect.

Section 11.2 Performance of Obligations. Texas United shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Gateway shall have received a certificate signed by the by the chief executive officer of Texas United to that effect.

Section 11.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Texas United which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Texas United.

XII. MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS OF

TEXAS UNITED AND GATEWAY

The respective obligations of Texas United and Gateway under this Agreement are subject to the satisfaction of the following conditions which may be waived by Texas United and Gateway, respectively, in their sole discretion:

Section 12.1 Government Approvals. Texas United shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, the OCC, and any other regulatory agency whose approval must be received in order to consummate the Merger and the transactions contemplated hereby and all statutory waiting periods in respect thereof shall have expired, which approvals shall not impose any restrictions on the operations of the Continuing Company which would reduce the benefits of the transactions contemplated by this Agreement in such a manner that Texas United in its good faith and reasonable judgment, would not have entered into this Agreement had such restrictions been known at the date hereof; and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority. It is understood that, if any such contest is brought by formal proceeding, Texas United or Gateway may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2 Shareholder Approval. The shareholders of Gateway and the shareholders of Texas United shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. Gateway shall have received an opinion of counsel to Gateway and Texas United shall have received an opinion of counsel to Texas United, in each case dated the Closing Date, to the effect that based on the terms of this Agreement and on the certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Gateway, Texas United and others.

Section 12.4 Registration of Texas United Common Stock. The Registration Statement covering the shares of Texas United Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws, if any, relating to the issuance or trading of the Texas United Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Texas United Common Stock. The shares of Texas United Common Stock to be delivered to the shareholders of Gateway pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

Section 13.1 Definitions.

(a) Except as otherwise provided herein, the term “Subsidiary” shall mean, in the case of either Texas United or Gateway, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(b) “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and (v) reasonable expenses incurred in connection with the transactions contemplated hereby.

(c) “Affiliate” means any natural corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Texas United and Gateway contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including Sections 2.4, 6.5, 7.2 and 7.4), which shall survive the Closing.

Section 13.3 Amendments. To the extent permitted by applicable law, this Agreement may be amended only by a writing signed by Texas United and Gateway at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Gateway pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Except as set forth in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by courier or by facsimile to the persons at the addresses set forth below (or at other address as may be provided hereunder):

If to Texas United:

Texas United Bancshares, Inc.

202 West Colorado

LaGrange, Texas 78945

Facsimile: (979) 968-6513

Attention: Mr. L. Don Stricklin

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Facsimile: (713) 221-1212

Attention: Ms. Charlotte M. Rasche

If to Gateway:

Gateway Holding Company, Inc.

12655 North Central Expressway, Suite 100

Dallas, Texas 75243

Facsimile: (972) 913-3199

Attention: Mr. William Gene Payne

With a copy to:

Haynie, Rake & Repass, PC

14651 Dallas Parkway, Suite 136

Dallas, Texas 75254

Facsimile: (972) 716-1850

Attention: Mr. Mark Haynie

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 13.6 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 13.9 Severability. Except to the extent that application of this Section 13.9 would have a Material Adverse Effect on Gateway or Texas United, as applicable, any term or other provision prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

Section 13.11 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15 Delivery of Disclosure Schedules. In order to provide for the prompt execution of this Agreement, the parties hereto agree that with respect to the Disclosure Schedules to this Agreement:

(a) Full and complete originals of all of the Disclosure Schedules to this Agreement, other than the Disclosure Schedules listed in clause (b) below, shall be delivered to Texas United on the date of this Agreement.

(b) Schedules 3.10(d), 3.10(f), 3.10(g) and 3.14 shall be delivered to Texas United pursuant to Section 13.5 as soon as possible following execution of this Agreement, but in no event later than seven (7) days following the date of this Agreement.

(c) Texas United will have five (5) business days after receipt of the schedules to this Agreement to review such schedules to determine whether they are in form and substance satisfactory to Texas United in its sole discretion. No later than five (5) business days following the date of Texas United’s receipt of the schedules, Texas United shall notify Gateway whether (i) Texas United accepts the schedules and this Agreement remains in full force and effect or (ii) Texas United objects to certain disclosures contained in the schedules. If Texas United objects to any disclosure contained in the schedules, Gateway shall, within one (1) business day of its receipt of such objection, notify Texas United as to whether Gateway is able and willing to remedy such matter. If Gateway notifies Texas United that Gateway is unable or unwilling to delete or modify such disclosure item, Texas United shall have one (1) additional business day after receipt of such notification to either terminate this Agreement or accept such disclosure. Texas United shall have the unconditional right to terminate this Agreement and all of its obligations hereunder by providing Gateway notice of such termination pursuant to Section 13.5 hereof, no later than 6:00 p.m., La Grange, Texas time on the applicable business day after receipt of the schedules of Gateway to this Agreement.

Section 13.16 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

TEXAS UNITED BANCSHARES, INC.

		By:	/s/ L. Don Stricklin
		Name:	L. Don Stricklin
		Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Erica Vasek

GATEWAY HOLDING COMPANY, INC.

		By:	/s/ William Gene Payne
		Name:	William Gene Payne
		Title:	President

ATTEST:

By:	/s/ Joe A. Hargis

[Signature Page to Agreement and Plan of Reorganization]